UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 22, 2005

FLOW INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-12448	91-1104842
(Commission File Number)	(IRS Employer Identification No.)

23500 64th Avenue South, Kent, Washington	98032
(Address of Principal Executive Offices)	(Zip Code)

(253) 850-3500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

2005 Equity Incentive Plan

On September 22, 2005, the shareholders of Flow International Corporation (the “Company”) approved the Flow International Corporation 2005 Equity Incentive Plan (the “2005 Plan”). The purposes of the 2005 Plan are to: (1) attract and retain the most talented employees, officers, directors, and consultants available, and (2) promote the growth and success of the Company’s business by aligning the long-term interests of employees, officers, directors, and consultants with those of the Company’s shareholders by providing an opportunity to acquire an interest in the Company’s business.

The Compensation and Plan Administration Committee (the “Committee”) will administer the 2005 Plan. The Committee will have authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan. In addition, the Committee has the authority to interpret the 2005 Plan and the awards granted under the 2005 Plan, and establish rules and regulations for the administration of the 2005 Plan. The Committee may delegate the administration of the 2005 Plan to the one or more subcommittees consisting of members of the Committee or our independent directors. Any employee (including any officer), consultant or director providing services to the Company or to any affiliate of the Company is eligible to be selected to receive awards under the 2005 Plan, unless a specific arrangement sets forth additional eligibility requirements, and provided that incentive stock options are only granted to employees.

The aggregate number of shares of the Company’s common stock (“Common Stock”) that may be issued as awards under the 2005 Plan will be 2.5 million shares, which includes approximately 558,649 shares of Common Stock currently available for issuance under the Company’s 1995 Long-Term Incentive Plan (the “Current Plan”) and approximately 1,700,000 additional shares of Common Stock, plus any shares issued pursuant to the substitution or assumption of awards in connection with certain types of mergers, acquisitions and other reorganizations. The aggregate number of shares of Common Stock which may be granted to any one participant in any one fiscal year of the Company under the 2005 Plan is one million. This maximum number of shares is in addition to any cash incentives (or shares of Common Stock issued in settlement of any cash incentives) awarded to such participant in any one fiscal year of the Company. The maximum aggregate number of shares of Common Stock which may be granted as incentive stock options is one million. The Committee may adjust the aggregate number of shares reserved for issuance under the Plan in the case of a stock dividend or other distribution, including a stock split, merger, extraordinary dividend, or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Plan. If any shares of Common Stock related to an award granted under the Current Plan or the 2005 Plan are forfeited or become unexercisable, or if any award terminates without the delivery of any shares, the shares of Common Stock previously set aside for such awards will be available for future awards under the 2005 Plan.

The 2005 Plan permits the grant of the following awards: nonqualified stock options; incentive stock options; restricted stock; restricted stock units; stock appreciation rights (“SARs”); and performance-based cash awards. Without the approval of the Company’s shareholders, no option or SAR may be amended to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price.

The 2005 Plan will terminate on September 22, 2015, unless terminated by the Board or the Committee earlier, or extended by an amendment approved by the Company’s shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board and the Committee may generally amend or terminate the 2005 Plan as determined to be advisable. Shareholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of Nasdaq, or rules of the Securities and Exchange Commission. The Board or the Committee has specific authority to amend the 2005 Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the 2005 Plan or any award agreement. The 2005 Plan serves as a framework for the Committee to establish subplans or procedures governing the grants to participants. For example, the Committee has approved two subplans (described below).

The foregoing is a summary of the material terms of the 2005 Plan and is qualified in its entirety by reference to the 2005 Plan, a copy of which is attached as Exhibit 10.1 to this report.

Annual Incentive Plan for Executives.

The Company’s Annual Incentive Plan for Executives, Senior Managers and Select Administrative Staff (the “Annual Incentive Plan for Executives”) is a subplan of the 2005 Plan and has been established to provide incentive awards of cash and stock to executives, senior managers and select administrative staff who assist the Company in meeting annual financial goals and/or who meet their individual performance goals. This subplan is effective for the Company’s 2006 fiscal year, and may be extended by the Committee for additional one-year periods. Incentive awards may be awarded to a participant based on four criteria: (i) the Company meeting or exceeding its annual goal for return on invested assets, (ii) the Company meeting its annual goal for revenue, (iii) the Company meeting its annual goal for operating profit, and (iv) the participant achieving his or her individual annual goals.

The foregoing is a summary of the material terms of the Annual Incentive Plan for Executives and is qualified in its entirety by reference to the Annual Incentive Plan for Executives, a copy of which is attached as Exhibit 10.2 to this report.

Long Term Incentive Plan for Executives

The Company’s Long Term Incentive Plan for Executives is a subplan of the 2005 Plan and has been established to provide stock incentive awards to executives who assist the Company in meeting its long-term financial goals. This subplan operates on three-year performance periods, with an initial performance period of May 1, 2005 through April 30, 2008. The Committee will establish a performance value matrix detailing the number of shares of stock that are available for an award to a participant for each performance period based on the satisfaction of two financial goals. During the initial term, the two financial goals incorporated into the performance value matrix are (i) return on invested assets and (ii) cumulative earnings per share.

The foregoing is a summary of the material terms of the Long Term Incentive Plan for Executives and is qualified in its entirety by reference to the Long Term Incentive Plan for Executives, a copy of which is attached as Exhibit 10.3 to this report.

The following named executive officers of the Company have received grants of restricted stock under Long Term Incentive Plan for Executives subplan: Stephen R. Light, President and Chief Executive Officer (165,000 shares); Richard A. LeBlanc, Executive Vice President of Sales (15,000 shares); and Thomas C. Johnson, Senior Vice President of Operations (8,000 shares).

Item 3.01.	Notice of Delisting or Failure to Satisfy a Delisting Rule; Transfer of Listing

On September 22, 2005, the Company received notification from Nasdaq that it was not in compliance with Nasdaq Rule 4310(c)(14) because the Company had not filed its 10-Q for the quarter ended July 31, 2005 in a timely manner. The Company has requested a hearing on Nasdaq’s intention to delist the Company’s common stock on September 30, 2005 as a result of the delinquency in filing the 10-Q. The request for the hearing will stay the delisting until a decision is made after the hearing, however, there can be no assurance that the NASDAQ Listings Qualifications Panel will grant the Company’s request for continued listing. At this point, the Company does not have a schedule for filing the 10-Q, but it will file it as soon as it is able to do so and will devote all necessary resources to filing as soon as possible. At this point, the Company does not expect its shares to be delisted.

As a result of the Company’s filing delinquency, the letter “e” has been added to the Company’s trading symbol.

Item 9.01.	Financial Statements and Exhibits.

	(c)	Exhibits

	10.1.	Flow International Corporation 2005 Equity Incentive Plan

	10.2.	Flow International Corporation Annual Incentive Plan for Executives, Senior Managers and Select Administrative Staff

	10.3.	Flow International Corporation Long Term Incentive Plan for Executives

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOW INTERNATIONAL CORPORATION (Registrant)

Date: September 27, 2005	By:	/s/ Stephen R. Light
Stephen R. Light President and Chief Executive Officer